UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 14, 2009 (as of June 29, 2009)

SURGE GLOBAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation	File Number)	Identification No.)

990 Highland Drive, Suite 206
Solana Beach, CA	92075
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (858) 720-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Surge Global Energy, Inc. (“Surge”) has been advised by the Court of Queen’s Bench of Alberta that on September 8, 2009 the Dynamo Energy Corporation lawsuit against Surge and all other defendants was dismissed in its entirety with prejudice and without any awards granted to Dynamo effective as of June 29, 2009.

In view of this dismissal, Surge is in the process of seeking return of 2,522,214 Andora Energy Corporation (“Andora”) shares which were previously held in trust as security for any possible awards to Dynamo.

Surge currently owns a total of 3,606,501 Andora shares, or approximately 6% of Andora on a fully diluted basis.

Background:

In October, 2006, Dynamo Energy Corporation, a Canadian corporation (“Dynamo”), filed a civil complaint in San Diego Superior Court in connection with an alleged breach of a contract purportedly entered into on October 12, 2004. The Company's Board of Directors previously determined that the proposed agreement with Dynamo had not been authorized by the Board and made an offer of settlement, which was not accepted. The complaint was filed against the Company, Frederick Berndt, the Company's former V.P. and Director, E. Jamie Schloss, the Company's current Chief Executive and Chief Financial Officer, and Director, and Signet Energy, Inc. (“Signet”).  On November 7, 2007, the San Diego Court dismissed the 2006 case on the grounds that case filed in San Diego, CA was not a convenient forum to try the case and on January 8, 2008, the Court entered Dynamo’s dismissal request without prejudice.

On February 1, 2008, Dynamo filed a Statement of Claim in Canada in the Court of Queen’s Bench of Alberta, the Judicial District of Calgary against us, David Perez, our former Chief Executive Officer and Director, Signet, C.W. Leigh Cassidy, the former Chief Executive Officer of Signet, Andora Energy and three Canadian entities for a total of $480,000,000, which amount was subsequently amended to $73,825,000.

On September 8, 2009, the Company received final notice that the Canadian Court dismissed the Dynamo complaint with prejudice and no amount is owed to Dynamo in this matter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC.,
a Delaware corporation

Date: September 14, 2009	By: /s/ E. Jamie Schloss
E. Jamie Schloss, Chief Executive Officer